PGIM Compliance Manual

Monday, 24th February 2020

Copyright Prudential 2020

CONFIDENTIAL - NOT FOR FURTHER DISTRIBUTION

IV. Operations Policies

Location:

(from: Jun 19 2018)

Policy Exclusions for PGIM Global Partners: Due to the nature of its advisory business, the following policies in this section do not apply to PGIM Global Partners:

•  Custody/Safeguarding Client Assets

•  Proxy Policy

•  Valuation of Client Portfolios

•  Class Actions

B.  Proxy Policy

Location: IV. Operations Policies

(from: Jul 19 2019)

Rule/Regulation:

Each PGIM business unit must maintain a proxy voting policy that describes the voting process, recordkeeping and reporting, and the customary votes on routine matters. This is available to clients upon request. Specifically, SEC Rule 206(4)-6 under the Investment Advisers Act requires advisers to adopt and implement written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interest of the clients. The policies and procedures must:

1.  be in writing,

2.  be reasonably designed to ensure that the adviser votes in the best interest of clients, and

3.  describe how the adviser addresses material conflicts between its interest and those of its clients with respect to proxy voting.

Additionally, SEC Rule 204-2(c)(2) requires advisers to retain:

1.  their proxy voting policies and procedures,

2.  proxy statements received regarding client securities,

3.  records of votes they cast on behalf of clients,

4.  copies of written client requests for proxy voting information and the adviser's responses, and

5.  any documents prepared by the adviser that were material to making a decision as to how to vote, or that memorialize the basis for the decision.

Advisers may rely on the Commission's EDGAR system to meet the requirements that they maintain proxy statements. PGIM Operations will maintain, or cause to be maintained with a third party proxy voting agent, the required records and will make them available upon request. PGIM coordinates a notification to its clients regarding the disclosure and reporting requirements.

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It remains Prudential's policy not to disclose how it intends to vote a proxy to outside sources.

Purpose:

The purpose of this policy is to set forth the standards to ensure that the asset management units within PGIM, Inc. (“PGIM”) vote proxies in the best interests of their respective clients in accordance with our fiduciary duties to clients.

Responsibility:

This policy applies to all PGIM units responsible for handling proxy matters. Proxy voting is typically coordinated by the Operations units of the investment business units. The Operations personnel responsible for facilitating the proxy voting process will receive proxies from the custodian banks for each client, or, where applicable, a third party voting agent. When proxies are received that do not fall within pre-determined voting definitions, the Operations units will work directly with the responsible Portfolio Managers (“PMs”) and/or compliance officer in the business units that manage the security for which the proxy was received.

There are some cases where clients choose to vote their own proxies. In these cases, PGIM has no discretion over those client’s proxies.

The Operations units will also maintain a record of each proxy voted and make available the periodic summaries of all proxies voted to a client upon request.

Policy Details:

Because the various asset management units within PGIM manage distinct classes of assets with differing management styles, some units will consider each proxy on its individual merits while other units may adopt a pre-determined set of voting guidelines. The specific voting approach of each unit is noted below.

In all cases, specific voting information is available to each client with respect to the voting of proxies relating to securities held by the client.

Voting Approach of PGIM Asset Management Units:

While specific proxy voting procedures may vary from investment unit to investment unit, in all cases, client interests shall be placed ahead of any potential interest of a specific investment unit, PGIM or the larger Prudential enterprise. To achieve the goal of ensuring that client proxies are voted in clients’ best interest regardless of a conflict of interest or the appearance of a conflict, the following procedures have been implemented for PGIM and the respective investment units.

PGIM Fixed Income

As this asset management unit invests almost exclusively in public debt, there are few traditional proxies voted. Generally, when a proxy is received, the business unit will vote with management on routine matters such as the appointment of accountants or the election of directors. With respect to non-routine matters such as proposed anti-takeover provisions or mergers the financial impact will be analyzed and the proxy will be voted on a case-by-case basis. Specifically, if a proxy involves a proposal regarding a merger, acquisition or reorganization, a proposal that is not addressed in the unit’s detailed policy statement, or other circumstances that suggest a vote not in accordance with the detailed policy, the proxy will be referred to the applicable portfolio manager(s) and/or Business Unit Compliance Officer, as needed.

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PGIM Real Estate - Private Real Estate Unit

Proxy solicitations are initially sent by the issuer of the securities to the trustee or custodian bank or to their designated proxy facilitator, in the case of securities held through custodian accounts, or directly to PGIM Real Estate at the address listed in the issuer’s transfer agent’s records, in respect of privately placed certificated securities. Proxies for securities held by custodians on behalf of PGIM Real Estateare forwarded to PGIM Real Estate ’s Operations Department for processing. Each proxy is reviewed by the portfolio manager and voted in accordance with the PGIM Real Estate Proxy Voting Policy.If the proposal is not addressed in the policy statement or PGIM Real Estate is aware of some circumstance that would suggest a vote not in accordance with the policy, the proxy is referred to the portfolio manager responsible for the fund.

PGIM Real Estate - Public Real Estate Securities Unit

PGIM Real Estate has hired a third party proxy voting administrator (the “Voting Agent”) to facilitate the voting and reporting process. Proxy solicitations are initially sent by the issuer of the securities to the trustee or custodian bank or to their designated proxy facilitator. The Voting Agent is obligated to process PGIM Real Estate ’s votes pursuant to 1) PGIM Real Estate’s Guidelines or 2) PGIM Real Estate ’s case-by-case input. The Voting Agent works closely with the public real estate securities unit’s outsourced Operations Team to ensure that proxies are voted per PGIM Real Estate ’s Policy or referred to PGIM Real Estate ’s Operations Liaison for further analysis/consultation with the portfolio manager.

There are certain circumstances where PGIM Real Estate may either not vote proxies in certain countries (due to share blocking concerns) or vote contrary to PGIM Real Estate ’s guidelines. In either scenario, the Proxy Voting Agent, through the outsourced Operations Team, will contact the PGIM Real Estate GRES Portfolio Management Team for direction.

The Voting Agent maintains PGIM Real Estate ’s voting records and produces reports as necessary to enable PGIM Real Estate to fulfill its obligations under applicable law. PGIM Real Estate Public Operations Unit maintains detailed procedures for the day-to-day handling of proxy voting responsibilities and oversight of the Voting Agent as its voting administrator.

PGIM Private Capital

As this asset management unit invests almost exclusively in privately placed debt, there are few, if any, traditional proxies voted in this unit. As a result, this unit evaluates each proxy it receives and votes on a case-by-case basis. Considerations will include detailed knowledge of the issuer’s financial condition, long- and short-term economic outlook for the issuer, its capital structure and debt-service obligations, the issuer’s management team and capabilities, as well as other pertinent factors. In short, this unit attempts to vote all proxies in the best economic interest of its clients while taking into account the client’s’ expressed priorities, if any.

Conflicts of Interest:

To assist the Asset Management units fulfill their obligations to vote securities in the best interest of clients, particularly in situations where there may be a conflict or the appearance of a conflict between the interest of a client and an individual asset management unit, PGIM or Prudential Financial, Inc., the following additional procedures will be followed.

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Prior to the commencement of the annual proxy voting season, PGIM Compliance will identify any issuers that may potentially involve a conflict of interest to each Business Unit, PGIM or Prudential Financial, Inc. This list will identify issuers that have a material client, vendor or other relevant business relationship to the Prudential organization.

Material conflict issuers are defined as publicly listed clients who represent 1% or greater of Business Unit or PGIM revenue.

Individual business units are responsible for monitoring votes of material conflict issuers with respect to their units. Material conflict issuers with respect to PGIM (i.e., those public issuers representing 1% or greater of PGIM’s revenues) will be monitored at the PGIM level by the PGIM CCO or his/her designee.

PGIM Compliance will share this information with each business unit to ensure that any votes with respect to the issuers identified can be taken into consideration.

Each business unit will document for each “conflict issuer” whether the proxy was voted based on a  pre-determined position or recommendations developed by a proxy voting service. However, if such a proxy is voted otherwise, additional detail regarding the voting of the proxy will be recorded (and reviewed by the PGIM CCO and the Compliance Officer from the specific business unit that voted the proxy). In either case, each business unit must document the proxy voting “event” and make representations as to any information or influences that were considered in determining their vote.

Following the close of the proxy voting season, PGIM Compliance will send a Proxy Voting Report to the PGIM CCO that will identify votes of securities issued by any of the Firm-wide conflict issuers and any instances where normal documented procedures were not followed involving these issuers or any other noteworthy items pertaining to the voting of proxies by any of the asset management units.

In the event a particular business unit has a conflict that arises during the course of the voting season, the matter will be presented to the PGIM CCO who may elect to speak with the PGIM CEO and PGIM CLO for review, along with advice and recommendations from Compliance and Law.

Version October 2018

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